                                                                      EXHIBIT 11

                       CARVER CORPORATION AND SUBSIDIARY
                       COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)

                           Three Months Ended March 31,
                               1998           1997
                            ----------     -----------

PRIMARY EARNINGS PER
  SHARE NET LOSS            $ (917,000)    $(1,081,000)
                            ----------     -----------
Weighted average number
 of shares outstanding       4,130,149       3,754,062

Add shares issuable from
 the assumed exercise
 of options or
 conversion of
 preferred stock                    *               *

Add shares issuable from
 the assumed conversion
 of preferred shares                *               *
                            ----------     -----------
Weighted average number
 of shares outstanding,
 as adjusted                 4,130,149       3,754,062
                            ----------     -----------
LOSS PER COMMON SHARE       $    (0.22)    $     (0.29)
                            ==========     ===========

* Effect on loss per share is antidilutive